                                   EXHIBIT 5

                  OPINION OF BREYER & AGUGGIA LLP REGARDING
                       LEGALITY OF SECURITIES REGISTERED

                                                                       Exhibit 5

                                         1300 I Street, N.W.
                                         Suite 470 East
                                         Washington, D.C. 20005
                                         Telephone (202) 737-7900
Breyer & Aguggia                         Facsimile (202) 737-7979

================================================================================

                              September 16, 1998


Board of Directors
First Capital, Inc.
220 Federal Drive, N.W.
Corydon, Indiana  47112

     RE:  First Capital, Inc.
          Registration Statement on Form SB-2

To the Board of Directors:

     You have requested our opinion as special counsel for First Capital, Inc., an Indiana corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of First Capital, Inc. will be offered and sold in the manner described in the Prospectus, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of First Capital, Inc. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "LEGAL AND TAX OPINIONS."

                Sincerely,

                /s/ Breyer & Aguggia LLP

                BREYER & AGUGGIA LLP

Washington, D.C.